EXHIBIT 4.29

                          STRATEGIC ALLIANCE AGREEMENT





                            PROMETIC BIOSCIENCES INC.

                                     - and -

                                   HEMOSOL LP.






                          ----------------------------
                                 June 1st, 2004
                          ----------------------------

                                TABLE OF CONTENTS



                                   DEFINITIONS
                                   -----------

1.1      Defined Terms.........................................................2

                                    ARTICLE 2
                                    ---------
                              GOALS AND OBJECTIVES
                              --------------------

2.1      Objectives............................................................8

                                    ARTICLE 3
                                    ---------
                                   GOVERNANCE
                                   ----------

3.1      Project Leaders.......................................................9
3.2      Steering Committee....................................................9
3.3      CEO Council..........................................................10
3.4      Technical Working Group..............................................10

                                    ARTICLE 4
                                    ---------
                           ESTABLISHMENT OF WORKPLANS
                           --------------------------

4.1      Description of Workplan..............................................10

                                    ARTICLE 5
                                    ---------
                                DEVELOPMENT PHASE
                                -----------------

5.1      Development Phase....................................................12
5.2      Intellectual Property................................................13

                                    ARTICLE 6
                                    ---------
                             COMMERCIALIZATION PHASE
                             -----------------------

6.1      Commercialization Responsibilities...................................14

                                    ARTICLE 7
                                    ---------
                             ALLOCATION OF REVENUES
                             ----------------------

7.1      Guidelines...........................................................14
7.2      Royalties............................................................15

                                    ARTICLE 8
                                    ---------
                          OTHER BUSINESS OPPORTUNITIES
                          ----------------------------

8.1      Clinical Materials...................................................16
8.2      ProMetic as Hemosol's Client.........................................16
8.3      Engineering Services.................................................17
8.4      Other Coordinated Business Activity..................................17

                                    ARTICLE 9
                                    ---------
                              COMPLIANCE WITH LAWS
                              --------------------

9.1      Approvals and Business Conduct.......................................18

                                   ARTICLE 10
                                   ----------
                                BOOKS AND RECORDS
                                -----------------

10.1     Non-Financial Records................................................18
10.2     Financial Records....................................................18

                                   ARTICLE 11
                                   ----------
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

11.1     By each Party........................................................18
11.2     No Other Representations or Warranties...............................19
11.3     Survival of Representation and Warranties............................19

                                   ARTICLE 12
                                   ----------
                       INDEMNIFICATION AND CONFIDENTIALITY
                       -----------------------------------

12.1     Infringement of Intellectual Property Rights.........................20
12.2     General Indemnification..............................................20
12.3     Patent Indemnity.....................................................21
12.4     Notice of Claim......................................................21
12.5     Direct Claims........................................................21
12.6     Third Party Claims...................................................22
12.7     Settlement of Third Party Claims.....................................22
12.8     Cooperation..........................................................23
12.9     Survival 23
12.10    Maintenance of Confidentiality.......................................23
12.11    Exceptions...........................................................24
12.12    Non-disclosure of Agreement..........................................24
12.13    Compliance with Confidentiality Obligations..........................25
12.14    Injunction...........................................................25

                                   ARTICLE 13
                                   ----------
                                  FORCE MAJEURE
                                  -------------

13.1     Force Majeure........................................................25

                                   ARTICLE 14
                                   ----------
                           TERM AND EARLY TERMINATION
                           --------------------------

14.1     Termination of Agreement.............................................26
14.3     Termination of Development or Commercialization
          Phase of a System...................................................28
14.4     Notice of Termination................................................29

                                   ARTICLE 15
                                   ----------
                               DISPUTE RESOLUTION
                               ------------------

15.1     By Arbitration.......................................................29
15.2     Injunction...........................................................30

                                   ARTICLE 16
                                   ----------
                                 APPLICABLE LAW
                                 --------------

16.1     Governing Law........................................................30
16.2     Scope of Authority and Relationship..................................30
16.3     Assignment; Successors and Assigns...................................31
16.4     Extended Meanings....................................................31
16.5     Headings 31
16.6     Language 31
16.7     Entire Agreement.....................................................32
16.8     Currency 32
16.9     Notices  32
16.10    Amendment of Agreement...............................................33
16.11    Waiver and Notice of Breach..........................................33
16.12    Further Assurances...................................................33
16.13    Third Parties........................................................33
16.14    Costs of Operations..................................................33
16.15    Severability.........................................................34
16.16    Counterparts and Fax Signatures......................................34

                          STRATEGIC ALLIANCE AGREEMENT

           THIS AGREEMENT is made as of the lst day of June, 2004,

     BETWEEN:

               PROMETIC BIOSCIENCES INC., a company existing under the laws of Canada

               ("ProMetic"),

                                     - and -

               HEMOSOL LP.,
               a limited partnership existing under the laws of the Province of Ontario

               ("Hemosol"),

           WHEREAS:

     (c) ProMetic and Hemosol have entered into a license agreement (the "License Agreement") dated as of the date hereof whereby Hemosol has been granted certain rights in and to the Cascade Process to, among other things, manufacture and sell products resulting therefrom, all in accordance with the terms and conditions set forth therein;

     (d) in addition to the business opportunities contemplated by the License Agreement, the Parties wish to further leverage Hemosol's engineering and process development expertise, production facility and rights in and to the Cascade Process under the License Agreement, together with ProMetic's expertise and Platform Technology, in the field of plasma protein extraction through various additional business opportunities to create short and long term value for both ProMetic and Hemosol;

     (e) the respective corporate strategies of Hemosol and ProMetic are compatible to jointly develop and commercialize innovative, practical and high quality next-generation plasma products and the intellectual property relating thereto and achieve a prominent position in the field of plasma proteins extraction;

     (f) in furtherance of the foregoing, the Parties wish to establish a strategic business alliance upon the terms and conditions set forth herein to govern such joint development and commercialization of business opportunities,

           NOW THEREFORE IN CONSIDERATION of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                    ARTICLE 1
                                    ---------
                                   DEFINITIONS
                                   -----------

1.1        Defined Terms
           -------------

           Capitalized terms used in this Agreement and defined below shall have the following meanings, respectively:

           1.1.1 "Additional Primary Step" means new capture steps added to the Preferred Sequence for the recovery of any Additional Proteins from the Raw Material and described from time to time when applicable in Schedule 1.1.1;

           1.1.2 "Additional Proteins" means proteins in bulk active form, other than the Proteins, that may be isolated from Raw Material using an Additional Primary Step under the Cascade Process;

           1.1.3      "Affected Party" has the meaning given to such term in
                      Section 13.1;

           1.1.4 "Agreement" means this strategic alliance agreement, including all schedules attached hereto, as modified, amended, supplemented or restated from time to time;

           1.1.5 "Alternate Project Leader" has the meaning given to such term in Section 3.1;

           1.1.6. "Cascade Process" means the aggregate of the Primary Steps, but for greater certainty may include only some of them, presented in the Preferred Sequence for the capture of each Protein from the Raw Material in a successive manner to meet the agreed target proteins recovery percentage set forth in the License Agreement, including: any Additional Primary Step, Improvement and the Cascade Process Intellectual Property made by ProMetic alone or with any other licensees of Cascade Process, its affiliates or the ARC) and owned by, or under exclusive rights in favour of, ProMetic;

           1.1.7 "Cascade Process Documentation" means copies of all Patents, publications and technical and operational details relating to the Cascade Process and any of its components, including any master files related thereto;

           1.1.8. "Cascade Process Intellectual Property" means the Patents, the Trademarks and the Know-How and all copyrights, ideas, inventions, results, designs, patterns, diagrams, drawings, documentation, data, plans, reports and other like information or items, whether or not patentable, in any way relating to the Cascade Process;

           1.1.9.     "Claim" has the meaning given to such term in Section
                      12.4;

           1.1.10. "Co-developed Additional Primary Steps" means any new capture steps developed jointly by the Parties in accordance with this Agreement, with or without the collaboration of Third Parties, to recover Other Proteins;

           1.1.11. "Co-developed Bioprocess" means any bioprocess (for greater certainty, not including the Cascade Process) developed jointly by the Parties under this Agreement, with or without the collaboration of Third Parties, in favour of a Third Party that is involved in plasma-derived products development, in research and development of biologicals, or which has manufacturing needs in relation to plasma-derived biopharmaceuticals that can be filled with the combination of Hemosol's manufacturing infrastructure and ProMetic's Platform Technology including, for example the removal of contaminants, hyper-immune globulin G for SARS, West Nile virus and other applications;

           1.1.12. "Co-developed Secondary Process" means a Secondary Process developed jointly by the Parties in accordance with this Agreement;

           1.1.13. "Commercialization Phase" means, with respect to a System, the period of time from the date on which the Steering Committee agree to make such System and the related System Products generally available for commercial use, sale, distribution or licensing to Third Parties (other than for testing or regulatory approval purposes) until the termination of the commercial life of such System and/or the related System Products as determined by the Steering Committee;

           1.1.14. "Confidential Information" means that information of a party, in any form and regardless of whether it was developed by such party or acquired through a license, agreement or otherwise, which is not generally known to the public, including, without limitation, any Cascade Process Intellectual Property (other than the Patents or Trademarks), research program, material, data, know-how, formulations, techniques, equipment, methods, results, information regarding sources of supply, business plans, partners, clients, potential agreements and the existence, scope and activities of any research, development, manufacturing, marketing, or other projects, patent applications, trade secrets and other similar information with like characteristics. All information exchanged in writing between the Parties before the date of this Agreement and relating to the subject matter of this Agreement or if exchanged verbally, which has been confirmed in writing to be confidential, shall be deemed Confidential Information under this Agreement. Confidential Information does not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement or any other agreement between the Parties;
                      (ii) was known by the recipient on a non-confidential basis prior to its disclosure to the recipient by the disclosing party; or (iii) is or becomes available to the recipient on a non-confidential basis from a source other than the disclosing party unless the recipient knows that such source is prohibited from disclosing the information to the recipient by a contractual, fiduciary or other legal obligation to the disclosing party;

           1.1.15. "Development Phase" means, with respect to a System, the period of time from the date on which the Steering Committee approves a Workplan for the development of such System until the beginning of the Commercialization Phase therefor;

           1.1.16.    "Direct Claim" has the meaning given to such term in
                      Section 12.4;

           1.1.17.    "Force Majeure" has the meaning given to such term in
                      Section 13.1;

           1.1.18. "Improvements" means all improvements, developments, enhancements, design changes and modifications to the Cascade Process, including a new preferred sequence, which relates to the capture of Proteins or Additional Proteins from Raw Material;

           1.1.19.    "Indemnified Party" has the meaning given to such term in
                      Section 12.4;

           1.1.20.    "Indemnifying Party" has the meaning given to such term in
                      Section 12.4;

           1.1.21.    "Infringer" has the meaning given to such term in Section
                      12.1;

           1.1.22. "Intellectual Property" means any and all Intellectual Property Rights, ideas, inventions, formulations, concepts, results, discoveries, designs, patterns, devices, diagrams, charts, drawings, documentation, data, plans, reports, technical information, manufacturing technology procedures, processes, trade secrets, methods, practices, techniques, specifications, know-how and other like information or items;

           1.1.23. "Intellectual Property Claim" has the meaning given to such term in Section 12.3;

           1.1.24. "Intellectual Property Rights" means all rights derived from any form of Intellectual Property, worldwide, whether arising under statutory or common law or otherwise, and whether or not filed, issued, registered or otherwise perfected including, without limitation, (i) all patents, patent applications and patent rights, (ii) all rights associated with works of authorship including copyrights, copyright applications, copyright registrations, trademarks and tradenames, (iii) all rights relating to the protection of trade secrets and confidential information, (iv) all rights analogous to those set forth in this definition and all other rights relating to intangible property and (v) additions, divisions, continuations, continuations in-part, substitutions, reissues, re-examinations, extensions, registrations, patent term extensions, supplementary protection certificates and renewals of the foregoing filed, issued, acquired, granted or otherwise existing at any time;

           1.1.25. "Intermediates" means residual depleted plasma concentrate obtained by Hemosol following the extraction of one or more Proteins, Additional Proteins or System Products from the Raw Material through the use of one or more Primary Steps, Additional Primary Steps, Systems or the entire Cascade Process;

           1.1.26. "Joint Intellectual Property" shall have the meaning set forth in Section 5.2 (d)

           1.1.27. "Know-How" means the technical information, standard operating procedures, trade secrets, methods, and other information and specifications relating to the Cascade Process;

           1.1.28. "License Agreement" has the meaning given to such term in the preamble hereof and includes any amendment, or supplement thereto or restatement thereof;..

           1.1.29.    "Losses" has the meaning given to such term in Section
                      12.2;

           1.1.30.    "Non-Affected Party" has the meaning given to such term in
                      Section 13.1;

           1.1.31.    "Notice of Breach" has the meaning given to such term in
                      Section 14.3;

           1.1.32. "Other Co-developed Opportunity" means any other business opportunity, which the Steering Committee may agree from time to time to develop or commercialize pursuant to a Workplan prepared and approved in accordance with this Agreement;

           1.1.33. "Other Proteins" means any protein other than the Protein or the Additional Proteins.

           1.1.34. "Other Products" means all products that include, incorporate or that are derived from any Other Proteins.

           1.1.35. "Other Territory" means each country in the world, other than the Territory;

           1.1.36. "Patents" means any and all patents and patent applications issued or filed in the Territory along with any and all additions, divisions, continuations, continuations in-part, substitutions, re-issues, re-examinations, extensions, registrations, patent term extensions, supplementary protection certificates and renewals of any of the foregoing in the Territory,;

           1.1.37. "Party" means Hemosol or ProMetic, and when used in the plural, shall mean both Hemosol and ProMetic;

           1.1.38. "Plasma Derived Products" means all products deriving or resulting from a Co-Developed Bioprocess.

           1.1.39. "Platform Technology" or sometimes "ProMetic's Platform Technology" means a platform technology and know-how owned and/or controlled or developed by ProMetic or on its behalf, comprised of:

                    (a) affinity ligands including, without limitation, ProMetic's Chemical Combinatorial Libraries(R) and Mimetic LigandsTM, matrix support including agarose beads, and affinity adsorbents (i.e. ligand attached to a support matrix);

                    (b)  the Cascade Process and its components;

                    (c) other proprietary bioseparation media, including peptides and ion exchangers;

                    (d) all techniques for (i) the synthesis and screening of ligand libraries, (ii) selecting ligands, (iii) the synthesis and attachment of ligands to matrix supports,
                         (iv) performing surface chemistry and (v) developing and manufacturing Resin, and other proprietary bioseparation media; (vi) the isolation, characterization, separation, purification, identification or quantification of biomolecules, and
                         (vii) the development of chromatographic parameters related to the foregoing;

                    (e) bioseparation process design, development, operation and scaling-up, including characterization, verification and validation of chromatography units operation, and analytical tools and techniques associated thereto;

                    (f)  development of regulatory support files;

                    (g) the Intellectual Property relating to any of the foregoing;

                    (h) all improvements, developments, enhancements, design changes and modifications relating to any of the foregoing; and

                    (i)  any uses or applications of the foregoing;

           1.1.40. "Preferred Sequence" means the preferred sequence of Primary Steps for the capture of each and all Proteins from the Raw Material in a successive manner;

           1.1.41. "Primary Step" means each of the proprietary capture steps using a Resin to recover the Proteins from the Raw Material;

           1.1.42. "Production Facility" means the manufacturing facility of Hemosol located at 2585 Meadowpine Blvd., Mississauga, Ontario L5N 8H9;

           1.1.43. "Products" means all products that include, incorporate or which are derived from any Proteins or Additional Proteins;

           1.1.44. "Project Leader" means a project leader named by a Party in accordance with Section 3.1;

           1.1.45. "Proteins" shall mean alphaone protease inhibitor, intravenous immunoglobulin, fibrinogen, apolipoprotein, human serum albumin, Vol Willebrand/factor VIII derived from Raw Material;

           1.1.46. "Prototype" means a System Product or a System, including any component thereof, in the Development Phase, which meets some or all of the specifications set forth in the applicable Workplan;

           1.1.47. "Raw Material" means human blood plasma recovered from whole blood donations or sourced by plasmapharesis procedures;

           1.1.48. "Resin" means each of the affinity adsorbents (i.e. ligand attached to a support matrix) and bioseparation media (e.g. ion exchanges) for the isolation and purification of proteins and other molecules;

           1.1.49. "Secondary Processes" means the secondary steps and processes, whether currently known or to be developed, to which any Proteins or Additional Proteins isolated at any level in the Cascade Process are or may be subjected in order to ensure that the yields or the level of purification, viral safety, quality assurance and control and processing are (i) satisfactory to the FDA or any other Regulatory Body having jurisdiction over these material for use in humans, or (ii) generally requested in the market in which Proteins, Additional Proteins, Other Proteins, Products or Other Products are intended to be used in humans, whether arising by law, regulations, directives, norms, guidelines, market practices or under any regulatory approvals;

           1.1.50. "Steering Committee" means the joint steering committee formed by the Parties pursuant to Section 3.2.

           1.1.51. "System" means any Co-developed Secondary Process, Co-developed Additional Primary Step, Co-developed Bioprocess or Other Co-developed Opportunity;

           1.1.52. "System Products" means all products manufactured using or derived from a System, without regard to their form, other than the Proteins, the Additional Proteins and the Products;

           1.1.53. "Technical Working Group" means the technical working group formed pursuant to Section 3.4;

           1.1.54. "Territory" means Canada, the United States of America and Mexico, and for greater certainty, shall include all provinces, states and other political subdivisions within each such country;

           1.1.55.    "Third Party Claim" has the meaning given to such term in
                      Section 12.4;

           1.1.56. "Third Party Intellectual Property" means any and all Intellectual Property owned, controlled or used by a Third Party (other than an affiliate of a Party) and which the Steering Committee determines to be useful in connection with a System;

           1.1.57. "Third Party Licensee" means any Third Party other than the American Red Cross or any with whom ProMetic enters into a license or any type of agreement for the use of the Cascade Process, or any agreement whereby such Third Party agrees to in-license the Cascade Process;

           1.1.58. "Trademarks" means any trademarks or service marks relating to the Cascade Process owned by ProMetic or in which ProMetic as a right to use and to license to Hemosol in the manner contemplated hereunder;

           1.1.59. "Workplan" means a development and/or commercialization plan for a System prepared and approved in accordance with
                      Section 4.

                                    ARTICLE 2
                                    ---------
                              GOALS AND OBJECTIVES
                              --------------------

2.1        Objectives
           ----------

           The Parties have agreed upon the following goals and objectives for this Agreement:

          (a) to work together on a non-exclusive basis using a combination of ProMetic's protein purification expertise and Hemosol's engineering and process expertise and infrastructure to jointly develop and commercialize certain Systems in accordance with this Agreement;

          (b) to generally outline the roles, rights and obligations of each Party in connection with the development and commercialization of such Systems and System Products;

          (c) to establish guidelines for determining allocation of costs and distribution of revenues relating to or derived from Systems and System Products;

          (d) to establish guidelines regarding the evaluation, potential acquisition and further development of Third Party Intellectual Property; and

          (e) to provide a smooth transition for winding down this Agreement at its termination or expiration, including the continuation of the then existing rights and obligations of each Party with respect to Systems and System Products developed or commercialized at or prior to such time.

                                    ARTICLE 3
                                    ---------
                                   GOVERNANCE
                                   ----------

3.1        Project Leaders
           ---------------

           Each of the Parties hereby appoints its representative named on
Schedule 3.1 (each a "Project Leader") who will be responsible for the ongoing management of this Agreement and the development and commercialization of Systems and System Products approved by the Steering Committee. The Project Leaders will communicate directly with each other and will be responsible for responding in a timely manner to all requests made by the other. Each of the Parties may designate a new Project Leader from lime to time by providing written notice to the other of such designation. In addition, each of the Parties may designate an alternate project leader (an "Alternate Project Leader") from time to time by providing written notice to the other of such designation.

3.2        Steering Committee
           ------------------

           (a) Formation. The Parties hereby establish a steering committee (the "Steering Committee") consisting of at least six members, with an equal number of representatives from each Party. At all times, each Party shall nominate at least one senior business executive and the Project Leader of such Party to the Steering Committee. Each Party shall from time to time designate its representatives on the Steering Committee by providing written notice to the other of such designation.

           (b) Responsibilities. The responsibilities of the Steering Committee will include the following:

               (i.) develop, review and approve Workplans and any revisions thereto;

               (ii.) oversee the implementation of Workplans;

               (iii.) ensure sufficient and continued communications between
                    ProMetic and Hemosol, including the provision of reasonable advance notice of significant business planning initiatives or changes in technology relating to the Systems;

               (iv.) monitor and support collaboration and supply relationship between the Parties under this Agreement;

               (v.) ensure that all audit findings, intellectual property, development, manufacture and commercialization issues are effectively resolved and to attempt to resolve disputes under this Agreement in good faith by mutual agreement, with escalation when necessary to the CEO of each Party in accordance with Section 3.3;

               (vi.) semi-annually review this Agreement and negotiate in good faith and thereafter recommend any amendments to this Agreement to reflect any new business context or opportunities not previously contemplated by the Parties;

               (vii.) annually review the responsibilities of each Party
                    hereunder; and

               (viii.) undertake such other responsibilities as the Parties may agree upon from time to time.


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
           (c) Meetings. The Steering Committee will meet at least once per calendar month at locations selected by each Party, alternately. All Steering Committee meetings shall be governed by the following procedures:

               (i.) a quorum for meetings shall consist of at least two
                    representatives of each Party attending in person or by conference call; and

               (ii.) all issues, questions and decisions for consideration at the meeting will be determined by the unanimous agreement of all attending members.

3.3        CEO Council
           -----------

           (a) Formation. The Parties hereby establish a CEO Council (the "CEO Council") consisting of the chief executive officer of each Party or, if there is no chief executive officer of a Party, another senior officer occupying similar functions.

           (b) Responsibilities. CEO Council will be responsible for reviewing and attempting to resolve by mutual agreement any issues or disputes which may be escalated to them by the Steering Committee or that could have a serious impact on the business relationship between the Parties.

           (c) Decision Making. All questions, issues or decisions posed for consideration to the CEO Council shall be determined by unanimous agreement.

3.4        Technical Working Group
           -----------------------

           In connection with each Workplan, the Parties shall commit all of the resources determined to be required pursuant to such Workplan and shall establish a technical working group (the "Technical Working Group") to work under the supervision of the Project Leaders.

                                    ARTICLE 4
                                    ---------
                           ESTABLISHMENT OF WORKPLANS
                           --------------------------

4.1        Description of Workplan
           -----------------------

           Within 30 days following the date hereof and as soon as reasonably feasible thereafter following a request by a Party to the other during the term of this Agreement, the Steering Committee shall hold one or more meetings and use commercially reasonable efforts to prepare a development and commercialization plan (a "Workplan") for each agreed System that the Parties agree to co-develop. As of the date hereof, such Workplan contemplated by the parties include (i) a Workplan for developing Secondary Processes for the


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
Proteins and (ii) Co-Developed Additional Primary Steps and/or Secondary Processes for the capture and purification of paraoxinase, plasmin and plasminogen. Each Workplan shall be signed by the representative of each Party and shall, include details of and specify in reasonable details the responsibilities and entitlements of each Party with respect to the following:

(a) the obtaining of the necessary regulatory approvals for the System and related System Products;

(b) the development and commercialization timelines and milestones, including an estimated development schedule;

(c) the identification of each Party's Intellectual Property, available public know-how and Third Party Intellectual Property required with respect to the System and the methods for their sharing and acquisition, to the extent different than those set out in this Agreement;

(d) the proposed manufacturing, marketing and commercialization strategy and, as circumstances warrant, business plan, including a comprehensive assessment and strategic analysis of scientific and business trends and directions, recommendations regarding price, performance and technology trends (taking into account the business priorities, strategies, forecasted demands and competitive market position of each Party);

(e) the anticipated resources and personnel commitments from the Parties, including a description of the personnel skills and abilities required to develop and commercialize the System and related System Products;

(f) the anticipated budget and cost allocation relating to additional equipment, or other capital expenditures required to develop, manufacture and commercialize the System and related System Products;

(g) the proposed distribution of revenues in accordance with the guidelines set forth in Section 7, taking into account:

               i)   the relative contribution of each party;

               ii)  the benefits to be derived by each party; and

               iii) the costs of obtaining any additional regulatory approval for the System or related System Products.

(h)  the sharing of documentation and data available form each party;

(i) the supply of resin by Prometic to Hemosol for the use in connection with the System;

(j) the impact of the proposed System on the existing relationships between the parties; and

(k) any other consideration which the Steering Committee determines to be relevant.

                                    ARTICLE 5
                                    ---------
                                DEVELOPMENT PHASE
                                -----------------

5.1      Development Phase
         -----------------

     (a) During the Development Phase of a System, the Parties will use commercially reasonable efforts to develop one or more Prototypes with the objective of designing at least one commercializable version of such System.

     (b) Unless otherwise provided for in a Workplan, (i) ProMetic will oversee the development of validation assays, bulk formulation and the development, manufacturing and supply of Resin to Hemosol for use in connection with the Development Phase and (ii) Hemosol will oversee the development and implementation of filtration, viral inactivation steps, assembly or optimization of known and publicly available chromatographic steps (other than those under ProMetic's Platform Technology for which ProMetic shall be responsible), engineering (plant, process) and initial testing of any Prototype and System in the Production Facility.

     (c) During the Development Phase, each Party shall use commercially reasonable efforts to perform its responsibilities and obligations in accordance with the applicable Workplan and to support the other Party's development efforts.

     (d) Detailed written information regarding material modifications by the representatives of each Party on the Technical Working Group to any System or Prototype being developed will be transmitted to the representatives of the other Party on the Technical Working Group as soon as possible and in any event no later than at the next meeting of the Steering Committee. Each Party will make reasonable efforts to explain the purpose and, if applicable, the benefits of any such modification.

     (e) During the Development Phase for each System, the Parties will each have access to Prototypes. Each Party will cooperate to have the most recent Prototypes made available to the other Party. Without the prior written consent of the other Party, neither Party shall permit any Third Party to have access to the subject System, including Prototypes, except as determined in any Workplan.

5.2        Intellectual Property
           ---------------------

     (a) Each Party will operate during the Development Phase for each System under a royalty-free and non-assignable license from the other Party in and to the other Party's Intellectual Property Rights to the extent reasonably necessary to satisfy its obligations set forth in Section
          5.1 (b) as further detailed in the applicable Workplan.

     (b) All Intellectual Property developed under this Agreement relating to the Production Facility and Hemosol's engineering services, authored plans, methodologies and diagrams, operational parameters of the Production Facility and other similar information shall be the exclusive property of Hemosol. ProMetic will and, in the event that an employee or contractor of ProMetic is an inventor, ProMetic will cause such inventor to, assign all rights in such Intellectual Property to Hemosol and cooperate with Hemosol in perfecting Hemosol's rights in such Intellectual Property.

     (c) All Intellectual Property developed under this Agreement relating to the Cascade Process and/or ProMetic's Platform Technology, including Resin shall become the exclusive property of ProMetic. Hemosol will, and in the event that an employee or contractor of Hemosol is an inventor, Hemosol will cause such inventor to, assign all rights in such Intellectual Property to ProMetic and cooperate with ProMetic in perfecting ProMetic's rights in such Intellectual Property.

     (d) All other Intellectual Property (the "Joint Intellectual Property") developed under this Agreement relating to a System will be jointly and equally owned by each Party and each Party shall have the right to exploit such Intellectual Property.

     (e) The Parties will use reasonable efforts to report developments and inventions relating to the Intellectual Property relating to each System to each other using invention disclosure forms. The Party owning the Intellectual Property shall make reasonable efforts to protect such Intellectual Property at its own expense and to reasonably enforce the related Intellectual Property Rights and report from time to time to the other Party the progress of such efforts. The protection and enforcement of jointly owned Intellectual Property shall be subject to the mutual agreement of the Parties and shall be protected and enforced at their mutual expense.

     (f) Nothing contained in this Section 5.2 shall be deemed to grant a license, or any rights, to either Party in respect of the Intellectual Property Rights of the other Party, except as explicitly set forth in this Section 5.2.

                                    ARTICLE 6
                                    ---------
                             COMMERCIALIZATION PHASE
                             -----------------------

6.1        Commercialization Responsibilities
           ----------------------------------

          (a) Unless otherwise provided for in a Workplan, the Parties shall be responsible jointly to commercialize, under the supervision of the Steering Committee, the System Products and Systems in the Territory, excluding any Co-Developed Secondary Processes and Co-Developed Additional Primary Steps used or to be used in connection with the Cascade Process which shall be commercialized in accordance with the terms and conditions of the License Agreement.

          (b) ProMetic shall be the Party responsible for the commercialization of the System and the related System Products in Other Territories and for the manufacture and supply of any Resin and other like material to users of any systems, either in the Territory or outside the Territory. Any agreement with a Third Party, including an affiliate of Hemosol or ProMetic for the use, sale, license, transfer or other commercialization of any System or the related System Products other than a Co-Developed Secondary Process or a Co-Develop Additional Primary Step used or to be used with the Cascade Process in accordance with the License Agreement, shall be subject to such terms and conditions as may be agreed upon between the Parties acting reasonably.

          (c) Each party agrees to sign and execute and cause any of its affiliates to sign and execute any document reasonably required to give effect to the foregoing, including the grant of the necessary rights in its Intellectual Property to the other party to give effect to the commercialisation rights set forth in this
               Section 6.

                                    ARTICLE 7
                                    ---------
                             ALLOCATION OF REVENUES
                             ----------------------

7.1        Guidelines
           ----------

           In order to establish the basis for sharing revenues derived from the development and commercialization of Systems and related System Products, the Steering Committee shall, in connection with the establishment of a Workplan under Section 4.1, give consideration to the following criteria:

           7.1.1.     Guidelines for any use of a System by a Party
                      ---------------------------------------------

          (a) any Co-developed Secondary Processes used by Hemosol in connection with Proteins, Additional Proteins or Products shall be subject to the payment of royalties in accordance with the terms and conditions of the License Agreement; and

          (b) any other Systems used by either Party, shall be subject to a royalty payment to the other Party on net sales of related System Products.

           7.1.2.     Guidelines for any use of a System by a Third Party
                      ---------------------------------------------------

          (a) Subject to paragraph 7.1.2 (b), any technological transfer of rights in a System to a Third Party, will trigger the right for the Parties to participate in the Revenues deriving therefrom in a proportion of up to 50/50, taking into account each party's investment in such System.

          (b) notwithstanding paragraph 7.1.2 (a), any technological transfer in the Territory to a Third Party of rights in the Cascade Process to which is added one or more Systems shall be subject to the terms and conditions set forth in the License Agreement.

7.2        Royalties
           ---------

          (a) Any royalty payable by a Party to the other pursuant to a Workplan shall be calculated and payable quarterly no later than the twenty-fifth day of the month following the end of each calendar quarter, provided that (a) each such quarterly payment will reflect adjustments, if any, from prior periods and (b) annual adjustments to such royalty shall be made following the end of each calendar year to reflect final adjustments in such calendar year and shall be payable at the same time as the first quarterly instalment of the royalty is payable in the subsequent calendar year.

          (b) Any other amount payable by a Party to the other shall be payable in accordance with the terms and conditions of the applicable Workplan.

          (c) Interest on all payments shall be charged at the rate of 1% above the prime rate for Canadian dollar commercial loans made in Canada quoted from time to time by Canadian Imperial Bank of Commerce at its main branch in Toronto from the date on which such payments are due until such payments are received.

          (d) On or before April 30 of each year, each Party shall supply the other Party with a statement of such first Party's regular auditors certifying the amount received by such Party from Systems and related System Products, the amount of gross revenues, gross sales and net sales for such items as applicable, as well as freight, duties, insurance, charges for returned goods and other expense items deducted from gross sales to reach net sales and the royalty, if any, payable with respect to the prior calendar year.

          (e) Each Party shall be entitled to appoint accountants acceptable to the other Party acting reasonably to audit on an annual basis the records related to the subject matters set forth hereunder, and such other Party shall give reasonable access to such records and supporting documentation and otherwise reasonably assist in such audit. In the event that any such audit reveals an error in favour of the auditing Party in the statement referred to in paragraph (d) for the year in question, then the audited Party shall promptly pay to the auditing Party the amount owing together with interest thereon calculated from the dates the amounts were due at the rate specified in paragraph (c) and, if such error is greater than $50,000, the cost of such audit.

          (f) Any royalty payments payable by Hemosol or ProMetic under this Agreement shall be paid (i) in US dollars if the basis of calculation of such payment is Net Sales or other revenues received in US dollars by the payor, (ii) in Canadian dollars if the basis of calculation of such payment is net sales or other revenues received in Canadian dollars by the payor and (iii) in GBP if the basis of calculation of such payment is net sales or other revenues received in GBP by the payor. Any other payment required to be made hereunder for which the basis of computation is a foreign currency shall be converted into and paid in Canadian dollars, or such other currency agreed to by the Parties, based on the average of the prevailing "buying" and "selling" foreign exchange rates for Canadian dollars at the main branch in Toronto of Canadian Imperial Bank of Commerce on the date any such payment is due. Any payment shall be made by wire transfer at such account or accounts at such bank or banks as the payee may in its sole discretion designate in writing to the payor from time to time.

                                    ARTICLE 8
                                    ---------
                          OTHER BUSINESS OPPORTUNITIES
                          ----------------------------

8.1        Clinical Materials
           ------------------

           The Parties agree that any Third Party Licensee might require clinical materials derived from the Cascade Process for product registration, process or plant validation or regulatory approval purposes, and Hemosol shall be the preferred supplier of all Third Party Licensees of the Cascade Process for such clinical materials. With respect to each of such Third Party Licensee and each blood agency that require clinical materials derived from the Cascade Process, ProMetic and Hemosol shall negotiate in good faith to enter into an agreement with such Third Party Licensee or blood agency whereby Hemosol would supply, on commercially reasonable terms and conditions, such clinical materials to such licensee or blood agency for the purposes described above. It is also agreed that until such time a Third Party is identified in Other Territories, Hemosol shall be entitled to market, sell and distribute Proteins, Additional Proteins and Other Proteins, coming out of the Cascade in such Other Territories on a non exclusive basis, in accordance with a commercialisation plan agreed to with ProMetic. The objective of the Parties is to leverage their own capabilities and generate revenue for both companies following the successful implementation of the Cascade Process at the Production Facility. Hemosol agrees to cease such commercial activities upon receiving written notification from ProMetic informing Hemosol that a Third Party Licensee is identified (subject to Hemosol's right to supply such Third Party Licensee with clinical material as mentioned in this Section 8.1.).

8.2        ProMetic as Hemosol's Client
           ----------------------------

           Upon request from ProMetic, Hemosol and ProMetic shall enter into good faith discussions to negotiate the terms and conditions upon which ProMetic shall become a client of Hemosol for the purchase by ProMetic of Proteins, Additional Proteins or Products manufactured by Hemosol pursuant to the License Agreement.

8.3        Engineering Services
           --------------------

           It is the intention of the Parties to leverage the knowledge and experience that is gained during the implementation of the Cascade Process at the Production Facility to assist ProMetic in securing licensees in Other Territories and to assist such licensees in the implementation of the Cascade Process. ProMetic and Hemosol may jointly develop and offer a package of engineering services to such licensees to assist in the implementation or optimization of the Cascade Process in their facilities. The development of such package will be governed by a Workplan under this Agreement. Such Workplan will address financial consideration for Hemosol's services and guidelines set forth in Section 7.1 when applicable.

8.4        Other Coordinated Business Activity
           -----------------------------------

     (a)  ProMetic shall, when and as requested by Hemosol, assist Hemosol in:

          (i.) the negotiation and execution of one or more agreements between Hemosol and the ARC for the supply of Raw Material by the ARC to Hemosol for processing under the Cascade Process and the purchase by the ARC from Hemosol of resulting products, which shall include:

               (a) the supply of Raw Material by the ARC to Hemosol in an annual target volume of 500,000 litres;

               (b) the purchase by the ARC from Hemosol of IVIG (intravenous immunoglobulin), FVIII (haemophillic factor VIII and A1P1 (alphaone protease inhibitor) isolated from such Raw Material at pre- determined prices; and

               (c) the purchase by the ARC on commercially reasonable terms of additional products that may be isolated from such Raw Material.

          (ii.)financing efforts to fund the activities described in this Agreement and the License Agreement, including the participation by ProMetic's representatives in road shows and the entering into by the Parties of amendments to this Agreement and the License Agreement to implement requests made by potential or existing lenders and other stakeholders having a financial interest in Hemosol; and

          (iii.) reasonable efforts to facilitate the participation of, or endorsement from, senior officers of the ARC in financing and investor communication activities; and

     (b) ProMetic shall use its best efforts to secure the assistance of the ARC with respect to the licensing of the Production Facility by the FDA and such other Regulatory Body as may have jurisdiction over the production or commercialization of any products intended to be manufactured and sold by Hemosol.

                                    ARTICLE 9
                                    ---------
                              COMPLIANCE WITH LAWS
                              --------------------

9.1      Approvals and Business Conduct
         ------------------------------

           Each Party shall procure and maintain all approvals, licenses, permissions, permits and other rights necessary to the performance of its obligations under this Agreement and shall conduct its business in a manner so as not to injure the reputation of the Systems, related System Products or the other Party. Each Party shall comply with all laws and regulations as may apply where Systems or related System Products are developed, used, sold, distributed or otherwise commercialized by such Party or jointly by the Parties.

                                   ARTICLE 10
                                   ----------
                                BOOKS AND RECORDS
                                -----------------

10.1       Non-Financial Records
           ---------------------

           Each Party shall keep at its principal place of business records accurate in all material respects relating to all Systems and related System Products including, without limitation, manufacturing records, test records and, where applicable, clinical records (including adverse events) in accordance with such Party customary practices, but in any event for a minimum of five years from the date of their origin or any longer period required by applicable laws or by any applicable requirement of a Regulatory Body having jurisdiction.

10.2       Financial Records
           -----------------

           Each Party shall keep at its principal place of business financial records accurate in all material respects relating to the commercialization of all Systems and related System Products in accordance with such Party customary practices, but in any event for a minimum of five years from the date of their origin. The records shall show all gross sales and net sales in each country, as well as cost of sales in sufficient detail to enable the payments due under this Agreement to be correctly ascertained in all material respects.

                                   ARTICLE 11
                                   ----------
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

11.1       By each Party
           -------------

           Each Party hereby represents and warrants to the other Party as follows and acknowledges that the other Party is relying upon such representations and warranties in entering into this Agreement:

     (a) (i) it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, and (ii) it is duly qualified as a corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, or where the failure to be so qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder,

     (b) its execution, delivery and performance of this Agreement and all documents to be delivered by it hereunder: (i) are within its corporate power; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of its certificate of incorporation or by-laws; (iv) do not violate any law or regulation or any order or decree of any court or governmental instrumentality; (v) do not violate the terms of any indenture, mortgage, deed of trust, lease, agreement, instrument or any other commercial agreement to which it is a party or by which it or any of its property is bound; and (vi) do not require any filing or registration with or the consent or approval of, any governmental body, agency, authority or any other Person, which has not been made or obtained previously;

     (c) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to legal principles of general application; and

     (d) its employees, consultants, advisors, contractors and other Persons associated with the performance of this Agreement by such Party have executed agreements whereby all right, title and interest of such employees, consultants, advisors, contractors and other Persons in any technology and inventions relating to this Agreement have been and will be assigned to such Party.

11.2       No Other Representations or Warranties
           --------------------------------------

           Except as otherwise expressly set forth in this Article 11, neither Party makes any representations and extends any conditions or warranties of any kind, either express or implied, in relation to itself.

11.3       Survival of Representation and Warranties
           -----------------------------------------

           The representations and warranties of the Parties in this Article 11 shall be deemed to be repeated on each day during which this Agreement is in effect and shall survive the termination of this Agreement.

                                   ARTICLE 12
                       INDEMNIFICATION AND CONFIDENTIALITY

12.1       Infringement of Intellectual Property Rights
           --------------------------------------------

           If a Party becomes aware of any infringement of any Intellectual Property Right relating to a System or System Product, such Party shall promptly notify the other Party thereof. If requested by the other Party to do so, the Party that is the owner of, or controls, the affected Intellectual Property Right (the "Controlling Party") shall bring suit against the Person infringing or passing off (the "Infringer") and, if necessary to the suit and if requested so to do by the requesting Party, the other Party shall agree to be joined or to join as a party in such suit. If the other Party elects to do so, it may be represented in such proceedings by its own counsel at its own expense. In every case of reported infringement or passing off, the Controlling Party shall be allowed a reasonable time to investigate the situation, to come to an independent conclusion on the question of infringement or passing off and the advisability of starting suit, to correspond and negotiate with the Infringer, to engage counsel and to start legal proceedings. In the event the Controlling Party does not bring suit in any such instance within a reasonable time and in any event within 60 days after becoming aware of the alleged infringement or passing off, the other Party shall have the right during the term of this Agreement to sue in its own name or, with the approval of the Controlling Party or if necessary to the suit, jointly with the Controlling Party, for present and past infringement or passing off. The Controlling Party shall be kept informed at all times of all such proceedings taken by the other Party. If Controlling Party elects to do so, it may be represented in such proceedings by its own counsel at its own expense. The Controlling Party shall bear all costs incurred in connection with such infringement and passing off proceedings. In the event that any such action is successfully prosecuted against an Infringer, any damages, accounting of profits or other recovery shall be applied first to reimburse the Parties for their respective legal expenses in connection with the prosecution, and any remaining amounts shall then be divided between the Parties in proportion to the damages suffered by each of them subject to dispute resolution pursuant to this Agreement if the Parties are unable to agree upon such proportion. In the event that any such action is unsuccessful, the Controlling Party shall be responsible for paying any costs which may be awarded to the successful defendant. Notwithstanding the foregoing, if the affected Intellectual Property Right is jointly owned by the Parties, the Parties shall collaborate to determine the best course of action in the applicable circumstances.

12.2       General Indemnification
           -----------------------

     (a) Each Party hereby agrees to indemnify and hold harmless the other Party and its directors, officers, employees, affiliates, sublicensees and distributors from and against all liabilities, losses, damages, costs and expenses, including court or arbitral tribunal fees and costs, reasonable legal fees and expenses and amounts paid in settlement as permitted hereby (collectively, the "Losses") arising out of or relating to:

          (i.) any claim of bodily injury or similar claims in the nature of product liability resulting directly or indirectly from the development or commercialization of any System or the related System Products; or

          (ii.) any misrepresentation made by such Party herein, or any breach by such Party of or failure by such Party to perform its obligations under, this Agreement;

provided, however, that the obligations of a Party to indemnify the other and hold it harmless shall not include any loss or liability against which the other Party is obligated to indemnify and hold the first Party harmless hereunder.

12.3       Patent Indemnity
           ----------------

           Each Party hereby agrees to indemnify and hold harmless the other Party and its directors, officers, employees, affiliates, sublicensees and distributors from and against all Losses incurred by the Indemnified Party (which shall include for the purposes of this Section 12.3 any running or other royalties or other payments, however characterized, paid under any agreement or arrangement entered into by a Party in connection with the settlement or other resolution of an Intellectual Property Claim (as defined below) as permitted hereby) arising out of or relating to any claim made at any time by any Third Party of patent infringement or trade secret misappropriation ("Intellectual Property Claim") by reason of any activities of the Indemnified Party permitted under this Agreement that are alleged to infringe any Intellectual Property owned or controlled by the Indemnifying Party.

12.4       Notice of Claim
           ---------------

           In the event that a Party entitled to indemnification hereunder (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "Claim") in respect of which the other Party (the "Indemnifying Party") has agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a Third Party against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known. The failure to promptly give such notice or the failure of such notice to identify the Claim with sufficient particularity shall not relieve the Indemnifying Party of any of its indemnification obligations contained herein if the Indemnified Party has actually given written notice to the Indemnifying Party and has otherwise complied with the provisions of this Article 12 except where, and solely to the extent that, such failure actually prejudices the rights of such Indemnifying Party.

12.5       Direct Claims
           -------------

           With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall promptly make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information available to the Indemnified Party as the Indemnifying Party may reasonably request. If both Parties agree at or prior to the expiration of 60 days (or any mutually agreed upon extension thereof) following such notice to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to arbitration as provided herein.

12.6       Third Party Claims
           ------------------

           With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense and with counsel of its choice satisfactory to the Indemnified Party, acting reasonably, to defend and, upon written request from the Indemnified Party, shall defend the Claim (including the negotiation and settlement thereof). If the Indemnifying Party elects or is required to assume such defence, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain separate counsel to act on its behalf, provided that the fees and disbursements of such separate counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named Parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential conflicting interests between them (such as the availability of different defences). If the Indemnifying Party, having assumed such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume control of such defence and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any Third Party with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference, without interest, to the Indemnifying Party.

12.7       Settlement of Third Party Claims
           --------------------------------

           If the Indemnifying Party does not elect to assume control of the defence of any Third Party Claim or, after request by the Indemnified Party, fails to do so, the Indemnified Party shall have (but shall not otherwise have) the exclusive right to contest, settle or pay the amount claimed and any Losses incurred by the Indemnified Party in connection with such contest, settlement or payment shall be conclusive as to the existence and amount of any liability of the Indemnifying Party to the Indemnified Party hereunder. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim, without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that (A) no Indemnified Party shall be obligated to consent to any compromise or settlement that does not provide for a complete release of the Claim against the Indemnified Party, and (B) the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason other than the failure of such settlement to conform to the requirements of the preceding clause (A).

12.8       Cooperation
           -----------

           The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all correspondence, demands, pleadings and other relevant documentation promptly as it becomes available). The Indemnified Party and the Indemnifying Party shall each use all reasonable efforts to mitigate Losses arising out of any Claim for which indemnity is sought hereunder.

12.9       Survival
           --------

           This Article 12 shall survive any termination or expiry of this Agreement. No liability or obligation of any Party shall be deemed to arise in respect of any claim or potential claim subject to indemnification pursuant to this Article 12 unless and until a notice of such claim has been given by the Party requesting indemnification. Without limiting the generality of the foregoing, each Party irrevocably waives, and agrees not to assert in any proceeding, whether by way of defence, set-off, counterclaim or otherwise, that the other Party knew, or that a reasonable Person with the abilities and in the circumstances of such other Party ought to have known, any or all of the elements of a claim made pursuant to this Article 12 prior to the date on which such notice is given. In addition, each Party irrevocably agrees that any matter as to which a claim has been asserted by notice to the other Party that is pending or unresolved at the end of any applicable limitation period shall continue to be covered by this Article 12 until such matter is finally terminated or otherwise resolved by the Parties under this Agreement or by arbitration as herein provided and any amounts payable hereunder are finally determined and paid and each Party further agrees not to raise, assert or rely on the expiry of any limitation period in any such arbitration or other proceeding.

12.10      Maintenance of Confidentiality
           ------------------------------

           Each Party shall keep in strict confidence and secrecy all of the Confidential Information of another Party and shall not disclose the same to any Person whatsoever during the term of this Agreement or at any time thereafter, unless such Confidential Information becomes public knowledge through no act or fault on the part of such Party and a Party may disclose Confidential Information or any part thereof:

          (a) to the Therapeutic Product Directorate, Health Canada, to the Food and Drug Administration, US, or to another regulatory body, in connection with the development and implementation of clinical trials program, a request for regulatory clearance or an application for regulatory approval;

          (b) subject to the limitations set forth below, to its officers, directors, employees and agents for the purpose of performing its obligations hereunder; or

          (c) pursuant to compulsory legal process or as may otherwise be required by applicable law, but only after having notified the other Parties in writing, as far in advance as may be practicable so as to provide them with a reasonable opportunity to seek to prevent such disclosure or to seek to obtain a protective order for such Confidential Information. Failing such protective order, it shall use reasonable efforts to secure the court's or other appropriate governmental entity's order to (i) limit production, use and disclosure of said information for the purposes of the proceeding and to the narrowest class of disclosure practicable under the circumstances and (ii) hold all proceedings in camera with a sealed record.

Each Party agrees to limit the above-contemplated disclosure of Confidential Information to only those of its directors, officers, employees and authorized agents whose need to know and whose access to such information is necessary for the proper discharge of such Party's functions and responsibilities under this Agreement and further agrees to take all reasonable safeguards so as to protect the secret and proprietary nature of such information and to prevent the unauthorized use, reproduction, disclosure or other dissemination thereof. Prior to disclosing any Confidential Information of a Party, or any part thereof, to any of its authorized agents, the Party intending to make such disclosure shall obtain from each such Person an agreement in which such Person agrees to keep in strict confidence and secrecy all of the information disclosed to him or her under the provisions of this clause. Each Party shall be responsible for the disclosure of any Confidential Information contrary to the provisions of this
Article 12 by its directors, officers, employees and authorized agents.

12.11      Exceptions
           ----------

           The provisions of Section 12.10 shall not apply to the extent and upon the occurrence of any one of the following events: (a) the information is subsequently otherwise legally acquired by a Party from a Third Party whose disclosure thereof is not in any breach of any applicable confidentiality obligation; or (b) the information is in or comes into the public domain or is or becomes generally known in the industry otherwise than by a breach of this Agreement or any other applicable confidentiality obligation. In the event that any material disclosure under (a) or (b) occurs, each Party shall after receiving knowledge thereof promptly notify the other Party of the occurrence of such event.

12.12      Non-disclosure of Agreement
           ---------------------------

           Neither party shall disclose any material information about this Agreement without the prior written consent of the other. Consent shall not be required, however, for disclosures to tax authorities, provided that in connection with such disclosure, each party agrees to use its reasonable efforts to secure confidential treatment of such information. In the event a disclosure is required to underwriters, investment or merchant or commercial bankers and financial, legal and other advisors in connection with due diligence investigations of the party, the written consent of the other party shall be required, but the parties understand and agree that time is of the essence and such consent from such other party shall be given within a reasonable delay, i.e. within 48hrs following receipt of proper information from the first party explaining the intended disclosure. Consent and information might be provided via e-mails or facsimile. Each party shall have the further right to disclose the terms of this Agreement (a) as required by applicable law, including the rules and regulations promulgated by the Ontario Securities Commission, the U.S. Securities and Exchange Commission, the Autorite des Marches Financiers du Quebec or The Toronto Stock Exchange and similar authorities, provided the disclosing party provides to the other party a copy of the information to be disclosed and, subject to the remainder of this Section 12.12, an opportunity to comment thereon not less than five days, or such shorter period as may be available under applicable law, prior to such disclosure. Any copy of this Agreement required to be disclosed pursuant to clause (a) of the preceding sentence shall be edited to delete pricing and other Confidential Information to the maximum extent permitted by law or the rules of the organizations referred to therein. If either party determines that a release of such information to the public other than as a result of the disclosure referred to above or to any regulatory body is required by law, it shall, to the extent practicable in light of legal requirements relating to such release, notify the other in writing as soon as practicable prior to the time of the proposed release. At the other party's request and before the release (if time permits under applicable law), the party seeking disclosure shall consult with the other on the necessity for the disclosure and shall consult with the other on the necessity for the disclosure and the text for the proposed release. Nothing in this Section 12.12 shall preclude the disclosure of this Agreement or the transactions contemplated hereby to the respective boards of directors of the parties for the purpose of obtaining corporate authorization of this Agreement and such transactions.

12.13      Compliance with Confidentiality Obligations
           -------------------------------------------

           Each Party represents and warrants to the other that neither the execution and delivery of this Agreement by such Party nor the performance of such Party's obligations hereunder does or will conflict with or result in a breach or violation of any agreement or undertaking of confidentiality to which such Party is a signatory or by which such Party is bound.

12.14      Injunction
           ----------

           Each Party acknowledges that any violation by it of its obligations under this Article 12 may cause irreparable injury to the other Party for which damages may not be adequate compensation. Therefore, in addition to all other remedies available at law or in equity, the non-violating Party will be entitled to seek injunctive relief in the event of a violation or threatened violation of this Article 12 by the other Party.

                                   ARTICLE 13
                                   ----------
                                  FORCE MAJEURE
                                  -------------

13.1       Force Majeure
           -------------

           In case of Force Majeure preventing or hindering either Party from performing its obligations under this Agreement, the Party prevented or hindered from performing (the "Affected Party") may give written notice to the other (the "Non-Affected Party") containing reasonable particulars of the Force Majeure in question and the effect of such Force Majeure as it relates to the obligations of the Affected Party and such Force Majeure shall not constitute a default under this Agreement, provided that the Affected Party works diligently to correct the reason for such delay and excuses performance by the Non-Affected Party during the period of such delay, which shall not be longer than 180 days from the first occurrence of the Force Majeure. For the purpose of this Agreement, "Force Majeure" shall mean any of the following events beyond the control of the Affected Party:

     (a) lightning, storms, earthquakes, landslides, floods, washouts and other acts of God;

     (b) substantial or material fires, explosions, breakage of or accidents to plant, machinery, equipment and storage of the Affected Party;

     (c)  strikes or other industrial disturbances of the Affected Party;

     (d) civil disturbances, sabotage, war, blockades, insurrections, vandalism, riots, epidemics;

     (e) inability to obtain transportation or electric power, water, fuel or other utilities, or services necessary to operate a substantial portion of the facilities of the Affected Party; and

     (f) any similar material event that is beyond the control of the Affected Party;

but shall not include the inability of either Party to obtain financing or any other financial inability on the part of either Party.

                                   ARTICLE 14
                                   ----------
                           TERM AND EARLY TERMINATION
                           --------------------------

14.1       Termination of Agreement
           ------------------------

           This Agreement will continue in full force until the last to expire of any Commercialization Phase or upon the third anniversary date of this Agreement if no Workplan is initiated and ongoing. This Agreement may also be terminated by mutual written agreement of the Parties, effective as of the time specified in such written agreement. Upon any termination of this Agreement for any reason, neither Party will be relieved of any obligations incurred prior to such termination.

           14.2 This Agreement may be unilaterally terminated without penalty by Hemosol or ProMetic (in each case a "Terminating Party") in the manner set forth in Section 14.3 if there is the occurrence of any of the circumstances or events described below with respect to (i) if the Terminating Party is Hemosol, ProMetic, and (ii) if the Terminating Party is ProMetic, Hemosol (in each case, a "Terminated Party"):

          (a) any regulatory or court order is issued under or pursuant to any applicable law of any jurisdiction in which the Terminated Party conducts a substantial portion of its business, which operates to prevent the Terminated Party from performing its obligations under this Agreement in a material respect and such order is not stayed or rendered ineffective within 90 days of its issuance, or a Third Party encumbrancer takes possession of all or a substantial part of the properties and assets of Hemosol, or if a distress or execution or any similar process is levied or enforced against Hemosol which affects such properties and assets and remains unsatisfied for 90 days;

          (b) any order to cease or suspend trading in any securities of Hemosol Corp, or prohibiting or restricting the distribution of any of Hemosol Corp's shares is made by any securities regulatory authority, including the TSX, NASDAQ or any other competent authority in any jurisdiction where Hemosol Corp is a reporting issuer (or the equivalent thereof) provided that: (i) the delisting of the securities of Hemosol from the NASDAQ national or small capital markets shall not constitute a ground of termination under this Section 14.2 if the listing of such securities on another recognized exchange is maintained; (ii) such order is not made as a result of a take-over bid or another acquisition of a controlling interest in Hemosol by a Third Party; (iii) such order has been effective for a period in excess of 30 days and has not been stayed or otherwise rendered ineffective; and (iv) ProMetic has served a notice of termination to Hemosol in accordance with Section 14.4 within 90 days of the issuance of such order and while such order was in effect;

          (c) if the Terminated Party is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of Force Majeure for a period longer than 180 days or the Terminated Party has failed to meet its obligations hereunder;

          (b) if the Terminated Party institutes any proceeding or takes any action or executes any agreement to authorize its participation in or commencement of any proceeding, or if any bona fide proceeding is commenced by a Third Party against or affecting the Terminated Party and such proceeding is not discharged within 30 days from the commencement thereof, seeking (i) to adjudicate it a bankrupt or insolvent, (ii) liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of it or any of its property or debt, (iii) a proposal with respect to it under any law relating to bankruptcy, insolvency, liquidation, reorganization or compromise of debts or other similar laws (including, without limitation, the Companies' Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), the Winding-Up and Restructuring Act (Canada) or any similar statute of any jurisdiction, including any statute governing the existence of the Terminated Party) or (iv) the appointment of a receiver, trustee, manager, liquidator, interim receiver or manager, agent, custodian or other official with similar powers or functions for it or for any substantial part of its properties and assets (including without limitation, with respect to Hemosol, the Production Facility and, with respect to ProMetic, the Cascade Process or the intellectual property related to the production of Resin).

14.3       Termination of Development or Commercialization Phase of a System
           -----------------------------------------------------------------

          (a) In the event of a material breach by either Party of its obligations under this Agreement or a Workplan during the Development Phase or the Commercialization Phase with respect to a System, the non-breaching Party may give the breaching Party written notice thereof (a "Notice of Breach"), which notice must state the nature of the breach in reasonable details and, in the reasonable opinion of the non-breaching Party, the proposed steps to cure the breach. If the breaching Party fails to cure such material breach, the non-breaching Party may terminate the Development Phase or the Commercialization Phase, as applicable, with respect to such System by written notice to the breaching Party delivered not earlier than 60 days after receipt by the breaching Party of the Notice of Breach.

          (b) During the Development Phase or the Commercialization Phase of any System, upon 30 day prior written notice, either Party may elect, in its sole discretion, to terminate its participation in the Development Phase or Commercialization Phase of such System, provided that a Party may not terminate for convenience within 60 days following the delivery of a Notice of Breach by the other Party in accordance with paragraph (a) above.

          (c) If the termination of the Development Phase or the Commercialization Phase of any System results from a material breach or termination for convenience by Hemosol, then:

               (i.) ProMetic shall have the exclusive right to develop, make, have made, use, license, sell, have sold or otherwise commercialize the affected System and related System Products, provided for greater certainty that Hemosol shall not have further obligations with respect to such System and the related System Products; and

               (ii.) Hemosol shall not have the right to develop, make, have made, use, license, sell, have sold or otherwise commercialize the affected System and related System Products provided that such termination shall not affect the rights and obligations of each Party then arising under the License Agreement except to the extent such rights or obligations relate or would relate but for the termination, to the specific System being terminated and the related System Products.

          (d) If the termination of the Development Phase or the Commercialization Phase of any System results from a material breach or termination for convenience by ProMetic, then:

               (i.) Hemosol shall have the exclusive right to continue to develop, make, have made, use, license, sell, have sold or otherwise commercialize the affected System and the related System Products, provided for greater certainty that ProMetic shall not have further obligations with respect to such System and the related System Products except as provided in paragraph (ii) below and any use of a System in connection with the Cascade Process, shall continue to be subject to the terms and conditions of the License Agreement.

               (ii.) with respect to Resin to be used by Hemosol in connection with such Systems, ProMetic shall supply the same to Hemosol on terms not less favourable to Hemosol than the best terms that are made available by ProMetic to its most favoured customer and, if no such customer exists, on terms representing the reasonable costs to ProMetic for manufacturing the same plus a commercially reasonable profit margin. If possible, exact pricing will be set forth in each Workplan. Any use of a Resin in connection with a System used in connection with the Cascade Process, shall continue to be subject to the terms and conditions of the License Agreement and termination hereunder shall not affect rights and obligations set forth in the License Agreement.

               (iii.) ProMetic shall not have the right to develop, make, have made, use, license, sell, have sold, or otherwise commercialize the affected System and related System Products, provided that such termination shall not affect the rights and obligations of each Party then arising under the License Agreement except to the extent such rights or obligations relate, or would relate but for the termination, to the specific System being terminated and the related System Products.

14.4       Notice of Termination
           ---------------------

           A Terminating Party seeking to terminate this agreement in accordance with this Section 14 shall serve a notice of termination in writing and termination shall be effective immediately upon confirmation of such receipt by a facsimile confirmation sheet, courier documents or similar materials from the Terminated Party, unless the Terminated Party wishes to submit the matter to arbitration in accordance with this Agreement.

                                   ARTICLE 15
                                   ----------
                               DISPUTE RESOLUTION
                               ------------------

15.1       By Arbitration
           --------------

           Any dispute arising in connection with this Agreement, including any question regarding its existence, validity or termination, is to be referred to and finally resolved by arbitration in accordance with the Arbitration Act, 1991 (Ontario), and except (a) as provided in Section 15.2, (b) for proceedings commenced to enforce an arbitration award, and (c) for proceedings commenced for specific performance of Article 12, each Party hereby irrevocably waives its right to commence any proceeding in any court with respect to any matter arising under this Agreement. The tribunal shall consist of three arbitrators, one of whom shall be appointed by each Party and the third arbitrator shall be appointed jointly by the first two. The place of arbitration shall be Toronto (Canada) if the arbitration is requested by ProMetic and if the arbitration is requested by Hemosol, the place of arbitration shall be Montreal (Canada) or such other location as the Parties shall agree. The language of the arbitration shall be English. No arbitrator shall be an affiliate, employee, officer or director of either Party or of their respective affiliates, nor shall any Arbitrator have any interest that would be affected in any material respect by the outcome of the dispute. The decision of a majority of the arbitrators shall be final and binding on the Parties and their respective successors and assigns. The decision shall not be subject to appeal or judicial review except in circumstances of fraud or as otherwise permitted by applicable law. The tribunal shall determine the proportions in which the Parties shall pay the costs of the arbitration and related proceedings.

15.2       Injunction
           ----------

           Nothing set out in this Article 15 shall prevent either Party from seeking an injunction in any appropriate court.

                                   ARTICLE 16
                                   ----------
                                 APPLICABLE LAW
                                 --------------

16.1       Governing Law
           -------------

           Any controversy arising under or in relation to this Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein without regard to conflicts of law doctrines, except (a) that questions affecting the construction and effect of any Patent shall be determined by the law of the country in which the Patent was granted, (b) if any issue is to be determined by reference to the interpretation of or compliance with the regulatory requirements of any country and there is conflict between the interpretation of or compliance with such regulatory requirements under Ontario law and the laws of such country, the issue of the interpretation of or compliance with such regulatory requirements shall be made in accordance with the laws of such country, and (c) to the extent that matters relating to the internal affairs and corporate status of the Parties are governed as a matter of controlling law by the laws of the jurisdictions of incorporation of the respective Parties, such laws shall govern such matters.

16.2       Scope of Authority and Relationship
           -----------------------------------

           The relationship between each Party is that of independent contractors and neither this Agreement nor any act of the Parties hereunder or in accordance herewith creates or shall create any relationship of agency, master and servant, employment or partnership between the Parties hereto or between a Party and the employees of the other. Neither Party shall act or attempt to act, or represent itself, directly or by implication, as agent, or representative of the other or in any manner assume or attempt to assume or create any obligation or liability of any kind, nature or sort, express or implied, on behalf of or in the name of the other.

16.3       Assignment; Successors and Assigns
           ----------------------------------

           (a) Neither this Agreement nor any rights of a Party hereunder shall enure to the benefit of, and the same shall be fully opposable to, enforceable against and not terminable by, any trustee in the bankruptcy, receiver, interim receiver, manager, interim manager, creditor, liquidator or trustee of the business of such Party without the prior written consent of the other Party, which such other Party may grant or withhold in its sole discretion.

           (b) Hemosol acknowledges and agrees that ProMetic is contemplating a reorganisation of its corporate structure and this Agreement may be assigned, together with all of ProMetic's rights in the Cascade Process and all intellectual property relating to the Resin to give effect to such reorganisation, provided that ProMetic hereby covenants and agrees that ProMetic shall be unconditionally and irrevocably liable to Hemosol for the timely performance of the obligations of such assignee unless such assignee is a purchaser of all or substantially all of the assets or all of the shares of ProMetic.

           (c) Except as provided in this Section 16.3, neither Party shall delegate duties of performance or assign, in whole or in part any rights or obligations under this Agreement without the prior written consent of the other Party, and any attempted delegation or assignment without such written consent shall be void and of no force or effect. Subject to the restrictions contained in the preceding sentence, this Agreement shall be binding upon and enure to the benefit of the Parties and their permitted successors and assigns.

16.4       Extended Meanings
           -----------------

           Words importing the singular number include the plural and vice versa and words importing gender include all genders.

16.5       Headings
           --------

           The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

16.6       Language
           --------

           This Agreement is drawn up in the English language. If this Agreement is translated into another language, the English language text shall prevail. Les Parties reconnaissent qu'il est de leur volonte expresse que cette convention soit redigee uniquement en langue anglaise.

16.7       Entire Agreement
           ----------------

           This Agreement, together with the License Agreement, constitutes the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersedes all prior or contemporaneous agreements and understandings of the Parties in connection therewith, including but not limited to the memorandum of understanding dated December 3, 2003 and the confidentiality agreement dated July 11, 2003 between the Parties. In the event of any inconsistency or conflict between (i) this Agreement and a Workplan approved hereunder, the terms and conditions of such Workplan shall prevail, and
(ii) this Agreement (or any Workplan) and the License Agreement, the terms and conditions of the License Agreement shall prevail.

16.8       Currency
           --------

           Unless otherwise specifically provided in this Agreement, all references to dollar amounts or other money amount are expressed in terms of lawful money of Canada.

16.9       Notices
           -------

           (a) Any notice or other documents required or permitted to be given under this Agreement shall be in writing and shall be delivered or sent by fax addressed to the Party to whom it is to be given at the address shown below or at such other address or addresses as the Party to whom such notice or document is to be given shall have last notified the other Party in accordance with the provisions of this subsection:

               (i.) if to Hemosol at:

                        Hemosol LP
                        2585 Meadowpine Blvd.
                        Mississauga, ON L5N 8H9

                        Fax: (905) 286-0021

                        Attention:  President

               (ii.) if to ProMetic at:

                        ProMetic Biosciences Inc.
                        6100 Royalmount
                        Montreal, Quebec
                        H4P 2R2

                        Fax: (514) 341-6227

                        Attention:  President with a courtesy copy to
                                    Dr. Steve Burton and the General Counsel

           (b) Any such notice or other document shall:

               (i.) if delivered in person, be deemed to have been received at the place of receipt on the date of delivery, provided that if such date is a day other than a business day in the place of receipt, such notice or document shall be deemed to have been given and received at the place of receipt on the first business day thereafter in the place of receipt; and

               (ii.) if transmitted by fax, be deemed to have been received at the place of receipt on the next business day in the place of receipt, following the day of sending.

16.10      Amendment of Agreement
           ----------------------

           None of the terms, conditions or provisions of this Agreement shall be held to have been changed, waived, varied, modified or altered by any act or knowledge of either Party, their respective agents, servants or employees, unless done so in writing signed by both Parties.

16.11      Waiver and Notice of Breach
           ---------------------------

           No waiver on behalf of either Party of any breach of the provisions hereof shall be effective or binding on such Party unless the same shall be expressed in writing and any waiver so expressed shall not limit or affect such Party's rights with respect to any future breach of any of the provisions in this Agreement.

16.12      Further Assurances
           ------------------

           Each of the Parties covenants and agrees that it and its successors and permitted assigns will execute such further reasonable documents and do and perform or cause to be done and performed such further and other reasonable acts as may be necessary or desirable from time to time in order to give full effect to the provisions of this Agreement.

16.13      Third Parties
           -------------

           Nothing in this Agreement, whether expressed or implied, is intended to confer nor shall confer upon any Person other than the Parties hereto (and with respect to the indemnification provisions herein, to the respective directors, officers or employees referred to in such indemnification provisions) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

16.14      Costs of Operations
           -------------------

           Except as otherwise provided herein, all costs and expenses of whatever kind or nature incurred by either Party in the conduct of its operations or the performance of its responsibilities in connection with or pursuant to this Agreement shall be for the account of and shall be paid by such Party, and such Party shall not be entitled to reimbursement therefor from the other Party, whether upon the expiration or earlier termination of this Agreement or otherwise.

16.15      Severability
           ------------

           If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provision of this Agreement to the extent permitted by law shall remain in full force and effect. To the fullest extent permitted by law, the Parties to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

16.16      Counterparts and Fax Signatures.
           --------------------------------

           This Agreement may be executed in any number of counterparts, and each such counterpart will be deemed an original instrument, but all such counterparts together will constitute but one agreement. The Parties agree that signatures delivered via fax shall be binding as if they were original signatures.

           IN WITNESS WHEREOF the Parties have duly executed this Agreement on the date first above written .

                                         PROMETIC BIOSCIENCES INC.

                                         by          "Pierre Laurin"
                                            ------------------------------------
                                            Name:     President
                                            Title:    Pierre Laurin
                                                      "Stephane Archambault"
                                            ------------------------------------
                                            Name:
                                            Title:   VP Finance & Administration


                                         HEMOSOL LP.

                                         by           "Lee Hartwell"
                                             -----------------------------------
                                             Name:     Lee Hartwell
                                             Title:    President/CEO

                                                      "Dirk Alkema"
                                             -----------------------------------
                                             Name:     Dirk Alkema
                                             Title:   VP Operations

INTERVENTION BY PROMETIC BIOSCIENCES LTD.
-----------------------------------------

           ProMetic Biosciences Ltd. ("PBL") hereby intervenes to this Alliance Agreement to agree in favour of Hemosol LP (Hemosol) and ProMetic BioSciences Inc. (PBI) (which shall include, for the purposes of this Intervention, any assignee or successor of PBI under the Alliance Agreement) that from and after the date hereof, at all times during which the Alliance Agreement (which shall include, for the purposes of this Intervention, any amendment, modification, supplement or restatement thereof agreed upon solely between PBI and Hemosol) is in effect, PBL agrees that whenever PBI and Hemosol identify resources, intellectual property and comnutments from PBL that could be required to develop a System, or part of a System, it shall enter into good faith discussion with PBI to provide such services or resources.

           In connection with this Intervention, PBL hereby represents and warrants to PBI and Hemosol as follows:

     (a) it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation;

     (b) its execution, delivery and performance of this Intervention: (i) are within its corporate power; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of its certificate of incorporation or by-laws; (iv) do not violate any law or regulation or any order or decree of any court or governmental instrumentality; (v) do not violate the terms of any indenture, mortgage, deed of trust, lease, agreement, instrument or any other commercial agreement to which it is a party or by which it or any of its property is bound; and (vi) do not require any filing or registration with or the consent or approval of, any governmental body, agency, authority or any other Person, which has not been made or obtained previously; and

     (c) this Intervention has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

           This Intervention shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

           IN WITNESS WHEREOF PBL has duly executed this Agreement for the purposes of this Intervention on the date first above written .

                                           PROMETIC BIOSCIENCES LTD.

                                           by           "Pierre Laurin"
                                              ----------------------------------
                                              Name:     Pierre Laurin
                                              Title:    President

                                  SCHEDULE 1.1

                            ADDITIONAL PRIMARY STEPS
                            ------------------------

     [Intentionally left blank; signature of each party will be required for each Additional Primary Steps to be described herein from time to time]

                                  SCHEDULE 3.1

                                 PROJECT LEADERS
                                 ---------------



Representative of ProMetic:           Christopher Bryant

Representative of Hemosol:            Dirk Alkema